Exhibit 99.01

Press Release
www.shire.com

DIRECTOR’S SHARE DEALING

December 1, 2011 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”), announces that on December 1, 2011, it was notified that Mr Graham Hetherington, Chief Financial Officer, had exercised, on the same day, an option over 1,240 Shire ordinary shares (“Shares”) granted under the Shire Sharesave Scheme, at an exercise price of £7.74.  Mr Hetherington retained the resulting Shares.

Following this transaction, Mr Hetherington holds 17,865 Shares. He also holds awards of Stock Appreciation Rights, Performance Shares and Restricted Shares over 580,400 Shares.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
	Sarah Elton-Farr (seltonfarr@shire.com)	+44 1256 894157

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder, human genetic therapies, gastrointestinal diseases and regenerative medicine as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX